Exhibit 1: JOINT FILING AGREEMENT In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Item 2 of this Schedule 13D to which this Exhibit relates) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Units of Cedar Fair L.P., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this February 1, 2010. Neuberger Berman Group LLC By:/s/ Kevin Handwerker General Counsel Neuberger Berman LLC By:/s/ Kevin Handwerker General Counsel